As filed with the Securities and Exchange Commission on November 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEGG, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3237489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3990 Freedom Circle

Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2005 Stock Incentive Plan, as amended

Zinch, Inc. 2007 Stock Plan, as amended

Zinch, Inc. 2009 Stock Incentive Plan, as amended

Non-plan stock Options Granted by Zinch, Inc.

Cramster, Inc. 2008 Stock Plan, as amended

(Full Title of the Plans)

Dan Rosensweig

President, Chief Executive Officer and Chairman

Chegg, Inc.

3990 Freedom Circle

Santa Clara, CA 95054

(Name and Address of Agent for Service)

(408) 855-5700

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David A. Bell, Esq. Shulamite Shen White, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	Robert Chesnut, Esq. Dave Borders Jr., Esq. Chegg, Inc. 3990 Freedom Circle Santa Clara, California 95054 (408) 855-5700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to:
— the 2013 Equity Incentive Plan	15,843,777(2)	$12.50(3)	$198,047,213(3)	$25,509(3)
— the 2013 Employee Stock Purchase Plan	4,000,000(4)	$10.63(5)	$42,520,000(5)	$5,477(5)
— stock option awards outstanding under the 2005 Stock Incentive Plan, as amended	13,300,292(6)	$6.37(7)	$84,722,860(7)	$10,913(7)
— restricted stock unit awards outstanding under the 2005 Stock Incentive Plan, as amended	1,314,040(8)	$12.50(3)	$16,425,500(3)	$2,116(3)
— stock option awards outstanding under the Zinch, Inc. 2007 Stock Plan, as amended	17,044(9)	$2.93(10)	$49,939(10)	$7(10)
— stock option awards outstanding under the Zinch, Inc. 2009 Stock Incentive Plan, as amended	73,263(11)	$6.66(12)	$487,932(12)	$63(12)
— outstanding non-plan stock option awards granted by Zinch, Inc.	14,364(13)	$0.53(14)	$7,613(14)	$1(14)
— stock option awards outstanding under the Cramster, Inc. 2008 Stock Plan, as amended	61,755(15)	$1.10(16)	$67,931(16)	$9(16)
TOTAL	34,624,535	N/A	$342,328,988	$44,095

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents (a) 7,027,439 shares of common stock reserved for issuance pursuant to future awards under the 2013 Equity Incentive Plan (“2013 Plan”), (b) 4,972,561 shares of common stock reserved for issuance pursuant to stock option and restricted stock unit awards outstanding under the 2013 Plan as of the date of this Registration Statement, and (c) 3,843,777 shares of common stock previously reserved but unissued under the 2005 Stock Incentive Plan, as amended (“2005 Plan”) that are now available for future issuance under the 2013 Plan. To the extent outstanding awards under the 2005 Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2005 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2013 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the initial public offering price of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on November 13, 2013 pursuant to Rule 424(b) under the Securities Act.
(4)	Represents shares reserved for issuance under the 2013 Employee Stock Purchase Plan (“2013 ESPP”) as of the date of this Registration Statement.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of 85% of the initial public offering price per share of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on November 13, 2013 pursuant to Rule 424(b) under the Securities Act. Pursuant to the 2013 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.
(6)	Represents shares subject to issuance upon the exercise of stock options outstanding under the 2005 Plan as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2005 Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2005 Plan, instead will be available for issuance under the 2013 Plan. See footnote 2 above.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price for stock options outstanding under the 2005 Plan as of the date of this Registration Statement.
(8)	Represents shares subject to issuance in connection with restricted stock units outstanding under the 2005 Plan as of the date of this Registration Statement.
(9)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Zinch, Inc. 2007 Stock Plan, as amended (the “Zinch 2007 Plan”).
(10)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price for stock options outstanding under the Zinch 2007 Plan as of the date of this Registration Statement.
(11)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Zinch, Inc. 2009 Stock Incentive Plan, as amended (the “Zinch 2009 Plan”).
(12)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price for stock options outstanding under the Zinch 2009 Plan as of the date of this Registration Statement.
(13)	Represents shares subject to issuance upon the exercise of stock options outstanding under non-plan stock options granted by Zinch, Inc.
(14)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price for stock options outstanding under non-plan options granted by Zinch, Inc. as of the date of this Registration Statement.
(15)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Cramster, Inc. 2008 Stock Plan, as amended (the “Cramster Plan”).
(16)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price for stock options outstanding under the Cramster Plan as of the date of this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s prospectus filed on November 13, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-190616) (the “Form S-1”); and

(b)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36180) filed with the Commission on November 7, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award or the Board of Directors of a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant to be effective upon the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the bylaws of the Registrant to be effective upon the closing of the Registrant’s initial public offering provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; (ii) the Registrant may enter into indemnification contracts with any director, officer, employee or agent of the Registrant; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and (iv) the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant currently carries liability insurance for its directors and officers.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

The indemnification provision in the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Form of Registrant’s Common Stock Certificate	S-1	333-190616	10.02	October 1, 2013

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement)					X

99.1	2005 Stock Incentive Plan, as amended, and forms of agreement thereunder	S-1	333-190616	10.02	August 14, 2013

99.2	2013 Equity Incentive Plan and forms of agreement thereunder	S-1	333-190616	10.04	October 25, 2013

99.3	2013 Employee Stock Purchase Plan	S-1	333-190616	10.05	August 14, 2013

99.4	Zinch, Inc. 2007 Stock Plan, as amended					X

99.5	Zinch, Inc. 2009 Stock Incentive Plan, as amended					X

99.6	Cramster, Inc. 2008 Stock Plan, as amended					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of CA, on this 14th day of November, 2013.

Chegg, Inc.

By:	/s/ Dan Rosensweig
Dan Rosensweig
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Chegg, Inc., a Delaware corporation, do hereby constitute and appoint Andrew Brown, Chief Financial Officer, Dan Rosensweig, President, Chief Executive Officer and Chairman, and Robert Chesnut, Senior Vice President and General Counsel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dan Rosensweig Dan Rosensweig	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 14, 2013

/s/ Andrew Brown Andrew Brown	Chief Financial Officer (Principal Financial Officer)	November 14, 2013

/s/ David Bernhardt David Bernhardt	Vice President, Corporate Controller (Principal Accounting Officer)	November 14, 2013

/s/ Jeffrey Housenbold Jeffrey Housenbold	Director	November 14, 2013

/s/ Barry McCarthy Barry McCarthy	Director	November 14, 2013

/s/ Marne Levine Marne Levine	Director	November 14, 2013

/s/ Richard Sarnoff Richard Sarnoff	Director	November 14, 2013

/s/ Ted Schlein Ted Schlein	Director	November 14, 2013

/s/ John York John York	Director	November 14, 2013

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Form of Registrant’s Common Stock Certificate	S-1	333-190616	10.02	October 1, 2013

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement)					X

99.1	2005 Stock Incentive Plan, as amended, and forms of agreement thereunder	S-1	333-190616	10.02	August 14, 2013

99.2	2013 Equity Incentive Plan and forms of agreement thereunder	S-1	333-190616	10.04	October 25, 2013

99.3	2013 Employee Stock Purchase Plan	S-1	333-190616	10.05	August 14, 2013

99.4	Zinch, Inc. 2007 Stock Plan, as amended					X

99.5	Zinch, Inc. 2009 Stock Incentive Plan, as amended					X

99.6	Cramster, Inc. 2008 Stock Plan, as amended					X